Exhibit 23.3

December 22, 2004

Board of Directors
Perrigo Company
515 Eastern Avenue
Allegan, MI 49010

Re:	Initially Filed Registration Statement on Form S-4 of Perrigo Company filed on December 22, 2004.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 14, 2004, with respect to the fairness from a financial point of view to Perrigo Company (the “Company”) of the consideration to be paid by the Company in respect of each outstanding share of common stock, par value NIS 1.00 per share, of Agis Industries (1983) Ltd. (“Agis”) pursuant to the Agreement and Plan of Merger, made and entered into on November 14, 2004, among the Company, Perrigo Israel Opportunities Ltd., a wholly owned subsidiary of the Company, and Agis.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinion of Goldman, Sachs & Co.,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Board of Directors of Perrigo” and “The Merger — Opinion of Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent

Board of Directors
Perrigo Company
December 22, 2004
Page Two

is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)